EXHIBIT 99.1
HELIOS & MATHESON NORTH AMERICA INC.
PRO-FORMA CONSOLIDATED BALANCE SHEET

September 30,
2009
(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents 1)	$1,313,194
Accounts receivable- less allowance for doubtful accounts of $204,495 at September 30, 2009	2,745,348
Unbilled receivables	134,283
Prepaid expenses and other current assets	248,045

Total current assets	4,440,870
Property and equipment, net	107,845
Deposits and other assets	142,203

Total assets	$4,690,918

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,402,787
Deferred revenue	347,501

Total current liabilities	1,750,288

Shareholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of September 30, 2009.	—
Common stock, $.01 par value; 30,000,000 shares authorized; 3,086,362 issued and outstanding as of September 30, 2009. 1)	30,864
Paid-in capital 1)	35,834,413
Accumulated other comprehensive income — foreign currency translation	1,757
Accumulated deficit	(32,926,404)

Total shareholders’ equity	2,940,630

Total liabilities and shareholders’ equity	$4,690,918

1)	Adjusted to reflect the purchase of 689,655 shares of common stock at $1.45 per share in accordance with the terms of the Securities Purchase Agreement between the Company and Helios & Matheson Information Technology Ltd.